                                                               EXHIBIT 99(A)(12)

November 15, 1996                                Contact: Wade F. B. Thompson or
                                                           Peter B. Orthwein

         THOR EXTENDS ITS TENDER OFFER FOR UP TO 500,000 OF ITS SHARES

    Thor Industries, Inc. (NYSE:THO) announced today that it had extended the expiration date of its tender offer for up to 500,000 shares of the Company's common stock. The tender offer, which invites Thor stockholders to specify prices within a range from $24 up to $26 per share at which they are willing to tender their shares, previously was scheduled to expire on Thursday, November 14, 1996, at 12:00 midnight, New York City time, unless further extended. THE TENDER OFFER NOW WILL EXPIRE ON NOVEMBER 21, 1996, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS FURTHER EXTENDED.

    Harris Trust and Savings Bank is the Depositary for the tender offer and D.F. King & Co., Inc. will serve as the Information Agent.